                                                                    EXHIBIT 99 A

                                                                     File
                                                                         -------

                                [FORM OF NOTICE]

                  Notice is hereby given that UtiliCorp United Inc., a Delaware corporation, ("UtiliCorp") has filed an application for an exemption under
Section 3(b) of the Public Utility Holding Company Act of 1935, as amended (the "35 Act"), on behalf of Power New Zealand, Limited ("PNZ"), New Zealand corporation engaged in the distribution of electricity solely in New Zealand. UtiliCorp asserts that, by virtue of the order declaring that PNZ is entitled to the exemption provided by Section 3(b) of the 1935 Act, UtiliCorp and any of its subsidiaries that may be formed in connection with its acquisition of an interest in PNZ would become exempt from all obligations as a holding company under Rule 10 promulgated by the Securities and Exchange Commission (the "Commission") under the 1935 Act and exempt from Section 9(a)(2) of the 1935 Act pursuant to Rule 11(b)(1) promulgated thereunder. All interested persons are referred to the application, which is summarized below, for a complete statement of the facts.

                  UtiliCorp currently owns through subsidiaries approximately 30% of PNZ and will increase its interest through purchases in a private transaction to 78.6% of the stock of PNZ. In light of certain tax, legal and regulatory considerations, however, it may be advisable for UtiliCorp to structure the transactions using one or more intermediate companies to be owned by a UtiliCorp subsidiary. Also, to accommodate New Zealand tax considerations, it may be necessary to effect any such transaction through a series of asset and stock acquisitions. Section 3(b) of the 1935 Act provides an exemption for any subsidiary company of a holding company from provisions of the 1935 Act application to such subsidiary companies, "if such subsidiary company derives no material part of its income, directly or indirectly, from sources within the United States, and neither it nor any of its subsidiary companies is a public utility company operating in the United States, "provided that the Commission finds that the application of the 1935 Act to such subsidiary company is "not necessary in the public interest or for the protection of investors."

                  PNZ is a public utility company which does not operate in the United States and, following the proposed increase in ownership by UtiliCorp, would not serve any customers in the United States. The proposed increase in ownership by UtiliCorp would not affect in any way the status of PNZ as an electricity company subject to regulation by New Zealand authorities and New Zealand law. PNZ derives no income from United States operations or sources within the United States. The regulation of PNZ under the 1935 Act is not necessary in the public interest, or for the protection of investors or consumers. Therefore, PNZ satisfies the standards of Section 3(b) and an unqualified exemption, as a subsidiary company, from all provisions of the 1935 Act.

                  An investment by UtiliCorp In PNZ will not in any way diminish the ability of the various state commissions that regulate the retail electric and gas operations of UtiliCorp to protect the interests of consumers in their respective states. UtiliCorp's domestic utility operations are, and will continue to be, fully separated by UtiliCorp's foreign operations. UtiliCorp will maintain separate books of account for any of its subsidiaries that may control any of these companies and will commit to provide access to those books and records to each state commission with retail rate jurisdiction to the extent not already required under state law.

                  Because PNZ is exempt without qualification under Section 3(b) of the 1935 Act, UtiliCorp is entitled to the exemption provided under rule 10(a)(1) of the 1935 Act with respect to these companies.

                  In addition, because PNZ is exempt without qualification under
Section 3(b) of the 1935 Act, UtiliCorp is entitled under Rule 11(b)(1) to an exemption from Section 9(a)(2) of the 1935 Act. Notice is further given that any
interested person may, not later than [     ], 1998, request in writing that a
hearing be held in respect of the request for exemption, relating to the nature of his or her interest and the reasons for each request, and the issues of fact or law which he or she decides to controvert; or he or she may request that he or she be notified should the Commission order a hearing herein. Any such request should be addressed: Secretary, Securities and Exchange Commission, Washington, D.C. 20549. At any time after said date, the Commission may grant the exemption request, or take such other action as it deems appropriate.